As filed with the U.S. Securities and Exchange Commission on July 6, 2020

Registration No. 333-235757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8, TO FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

First Horizon National Corporation

(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-0803242 (I.R.S. Employer Identification No.)
165 Madison Avenue Memphis, Tennessee (Address of principal executive offices)	38103 (zip code)

IBERIABANK Corporation 2019 Stock Incentive Plan
IBERIABANK Corporation 2016 Stock Incentive Plan
IBERIABANK Corporation Amended & Restated 2010 Stock Incentive Plan
IBERIABANK Corporation 2005 Stock Incentive Plan
Florida Gulf Bank Officers’ & Employees’ Stock Option Plan
(Full titles of the plans)

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary
165 Madison Avenue
Memphis, Tennessee 38103
(Name and address of agent for service)

(901) 523-5679
(Telephone number, including area code, of agent for service)

With a copy to:
John A. Niemoeller
Senior Vice President, Counsel, and Assistant Corporate Secretary
165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.625 per share(1)	16,288,193(3)	N/A(2)	N/A(2)	N/A(2)

(1)	This Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) covers shares of common stock, par value $0.625 per share (“First Horizon Common Stock”), of First Horizon National Corporation (“First Horizon”), originally registered on its Registration Statement on Form S-4 (No. 333-235757) (as amended, the “Original Registration Statement”), to which this filing is a post-effective amendment. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization, merger, consolidation, reorganization, or other similar transaction or anti-dilution or other adjustment provision of an applicable plan with securities registered herewith which results in an increase in the number of outstanding shares of Common Stock.

(2)	The registration fee in respect of the shares of Common Stock was paid previously at the time of filing the Original Registration Statement.

(3)	Represents (a) 13,315,591 shares of Common Stock issuable pursuant to IBERIABANK Corporation’s 2019 Stock Incentive Plan (the “2019 Plan”), (b) 1,281,132 shares of Common Stock issuable pursuant to IBERIABANK Corporation’s 2016 Stock Incentive Plan (the “2016 Plan”), (c) 1,568,962 shares of Common Stock issuable pursuant to IBERIABANK Corporation’s Amended & Restated 2010 Stock Incentive Plan (the “2010 Plan”), (d) 120,908 shares of Common Stock issuable pursuant to IBERIABANK Corporation’s 2005 Stock Incentive Plan (the “2005 Plan”), and (e) 1,600 shares of Common Stock issuable pursuant to Florida Gulf Bank Officers’ & Employees’ Stock Option Plan (the “Legacy Plan”).

EXPLANATORY NOTE

On July 1, 2020, in accordance with the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Merger Agreement”), by and between First Horizon National Corporation, a Tennessee corporation (“First Horizon”), and IBERIABANK Corporation, a Louisiana corporation (“IBKC”), IBKC merged with and into the Company (the “Merger”), with the Company surviving the Merger.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of IBKC, par value $1.00 per share (“IBKC Common Stock”) (other than certain shares of IBKC Common Stock owned by First Horizon and IBKC), was automatically converted into the right to receive 4.584 (the “Exchange Ratio”) shares of the common stock, par value $0.625 per share, of First Horizon (the “First Horizon Common Stock”).

Pursuant to the terms of the Merger Agreement, at the Effective Time:

•	(1) except as set forth below, each IBKC equity award granted under IBKC’s equity compensation plans that was outstanding immediately prior to the Effective Time accelerated in full and converted into shares of First Horizon Common Stock other than (i) IBKC stock options, which automatically converted into stock options with respect to First Horizon Common Stock and (ii) IBKC equity awards that could be settled only in cash, in each case, after giving effect to the Exchange Ratio and appropriate adjustments to reflect the consummation of the Merger and the terms and conditions applicable to such awards prior to the Effective Time; and

•	(2) each IBKC equity award granted on or after November 3, 2019 and not in violation of the Merger Agreement that expressly provides for treatment in connection with the occurrence of the effective time that is different from the treatment prescribed in the Merger Agreement as set forth in clause (1) above, or as mutually agreed by the parties and a holder of any IBKC equity award, was converted into an equity award denominated in shares of First Horizon Common Stock, with the number of shares (and, in the case of stock options, the applicable exercise price) adjusted based on the Exchange Ratio.

In addition, this Post-Effective Amendment registers up to 13,315,591 additional shares of First Horizon Common Stock which may be issuable pursuant to the 2019 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing as permitted by Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Post-Effective Amendment. These documents and the documents incorporated by reference to this Post-Effective Amendment pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by First Horizon with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated into this Post-Effective Amendment by reference and made a part hereof:

1.	First Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020;

2.	First Horizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 8, 2020;

3.	First Horizon’s Current Reports on Form 8-K (other than portions of those documents not deemed to be filed) filed with the Commission on the following dates in 2020: February 3, April 8, April 13, April 14, April 23, April 27, April 28, April 29, May 20, May 26, May 28, June 16, and July 2;

4.	The description of First Horizon Common Stock contained in the registration statement on Form 8-A (File No. 001-15185) filed with the Commission on July 26, 1999, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by First Horizon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”) (other than any such documents or portions thereof that are not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in this Post-Effective Amendment or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of Post-Effective Amendment to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of First Horizon Common Stock offered hereby has been passed upon by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon. As of May 31, 2020, Mr. Tuggle beneficially owned shares of First Horizon Common Stock and options to acquire shares of First Horizon Common Stock representing less than one percent (1%) of the total outstanding shares of First Horizon Common Stock.

Item 6. Indemnification of Directors and Officers.

Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the “TBCA”) authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. First Horizon adopted the provisions of the Tennessee statute pursuant to Article Six of First Horizon’s bylaws. In addition, First Horizon has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Section 48-12-102 of the TBCA permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. First Horizon has adopted the provisions of the statute as Article 14 of its restated charter.

First Horizon’s shareholders have approved a provision in Article Six of First Horizon’s bylaws pursuant to which First Horizon is required to indemnify each director and any officers designated by the board of directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, First Horizon is authorized to enter into individual indemnity agreements with its directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Charter of First Horizon National Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 25, 2018)
4.2	Articles of Amendment of First Horizon National Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed May 28, 2020)
4.3	Articles of Amendment of First Horizon National Corporation—Authorized Common Stock (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2020)
4.4	Articles of Amendment of First Horizon National Corporation—Preferred Stock (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2020)
4.5	Amended and Restated Bylaws of First Horizon National Corporation, dated as of July 1, 2020 (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2019)
4.6	IBERIABANK Corporation 2005 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q of IBERIABANK Corporation, filed May 11, 2009)
4.7	IBERIABANK Corporation Amended & Restated 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of IBERIABANK Corporation, filed May 6, 2011)
4.8	IBERBIABANK Corporation 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10 of the Current Report on Form 8-K of IBERIABANK Corporation, filed May 10, 2016)
4.9	IBERIABANK Corporation 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of IBERIABANK Corporation, filed May 8, 2019)
4.10	Florida Gulf Bank Officers’ & Employees’ Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 of IBERIABANK Corporation, filed August 10, 2012)
5.1	Opinion of Charles T. Tuggle, Jr. as to validity of common stock being registered hereby
23.1	Consent of KPMG LLP (independent registered public accounting firm)
23.2	Consent of Charles T. Tuggle, Jr. (included as part of his opinion filed as Exhibit 5.1)
24.1	Powers of Attorneys of Directors and Officers of First Horizon National Corporation (previously filed as Exhibit 24.1 to the registration statement on Form S-4 (No. 333-235757), filed December 31, 2019 with respect to certain Directors and Officers and included on signature page with respect to others)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the registrant’s registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on July 2, 2020.

FIRST HORIZON NATIONAL CORPORATION

By:	/s/ Clyde A. Billings, Jr.
Name: Clyde A. Billings, Jr. Title: Senior Vice President, Assistant General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each of the directors of First Horizon whose name appears beside ** hereby constitutes and appoints each of WILLIAM C. LOSCH III, JEFF L. FLEMING, CLYDE A. BILLINGS, JR., and DANE P. SMITH, jointly and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to execute and sign this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and, further, to execute and sign any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the registrant’s registration statement on Form S-4 has been signed by the following persons in the capacities indicated on July 2, 2020.

Signature	Title

/s/ Daryl G. Byrd	Executive Chairman and Director
(Daryl G. Byrd**)

*	President, Chief Executive Officer and Director (Principal Executive Officer)
(D. Bryan Jordan)

*	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
(William C. Losch III)

*	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)
(Jeff L. Fleming)

*	Director, Vice Chairman
(R. Eugene Taylor)

/s/ Harry V. Barton, Jr.	Director
(Harry V. Barton, Jr.**)

*		Director
(Kenneth A. Burdick)

/s/ John N. Casbon		Director
(John N. Casbon**)

*		Director
(John C. Compton)

*		Director
(Wendy P. Davidson)

/s/ William H. Fenstermaker		Director
(William H. Fenstermaker**)

/s/ J. Michael Kemp, Sr.		Director
(J. Michael Kemp, Sr.**)

/s/ Rick E. Maples		Director
(Rick E. Maples**)

*		Director
(Vicki R. Palmer)

*		Director
(Colin V. Reed)

/s/ E. Stewart Shea, III		Director
(E. Stewart Shea, III**)

*		Director
(Cecelia D. Stewart)

*		Director
(Rajesh Subramaniam)

/s/ Rosa Sugrañes		Director
(Rosa Sugrañes**)

*By:	/s/ Clyde A. Billings, Jr. Clyde A. Billings, Jr. As Attorney-in-Fact